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                                        [LOGO]

                                  SECRETARY OF STATE



                                 CORPORATION DIVISION


I, BILL JONES, Secretary of State of the State of California, hereby certify:

That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

                                       IN WITNESS WHEREOF, I execute this
                                         certificate and affix the Great Seal of
                                         the State of California this

                                                      OCT 29 1996
                                         ____________________________

                                                  BILL JONES

[SEAL]                                         Secretary of State


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                               CERTIFICATE OF AMENDMENT

                                          OF

                              ARTICLES OF INCORPORATION

                                          OF

                                    ALPHAREL, INC.

         The undersigned, Jay V. Tanna and John W. Low, certify that:

         1. They are the President and Chief Executive Officer and Secretary, respectively, of Alpharel, Inc., a California corporation (the "Corporation").

         2. Article I of the Articles of Incorporation of this Corporation is amended and restated to read in its entirety as follows:

            "The name of the corporation is Altris Software, Inc."

         3. Article III of the Articles of Incorporation of this Corporation is amended by:

            (i) Amending Paragraph (a) thereof to read in its entirety as follows:

                "(a) This corporation is authorized to issue two classes of shares of stock, designated, respectively as "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock that this Corporation is authorized to issue is Twenty One Million (21,000,000), consisting of Twenty Million (20,000,000) shares of Common Stock and One Million (1,000,000) shares of Preferred Stock. At 5:00 p.m., Pacific Standard Time, on October 25, 1996, each two shares of Common Stock issued and outstanding immediately prior thereto, automatically and without any action on the part of the holder thereof, will be reclassified and changed into one share of Common Stock."


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            (ii) Amending the first paragraph of Paragraph (b) thereof to read in its entirety as follows:

                "(b) Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares and to determine the designation of shares of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, including, without limitation, the dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, the Board of Directors or the percentage of members, if any, of the Board of Directors that each series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

         4. The foregoing amendments of the Articles of Incorporation have been duly approved by the Board of Directors.

         5. The foregoing amendments of the Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation entitled to vote thereon is 18,928,407, all of which are shares of Common Stock. There are


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presently no shares of Preferred Stock outstanding. The number of shares voting in favor of the amendments equaled or exceeded the vote required. The percentage vote required was greater than 50%.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.


DATED: October 24, 1996




                                                  /s/ Jay v. Tanna
                                       _________________________________________
                                       Jay V. Tanna
                                       President




                                                  /s/ John W. Low
                                       _________________________________________
                                       John W. Low
                                       Secretary




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